FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202 www.teton-energy.com

Exhibit 99.1

Company contact:
Gillian Kane
(303) 565-4600 ext. 101
gkane@teton-energy.com

Teton Energy Announces H. Howard Cooper’s Resignation
from its Board of Directors

DENVER - (PR Newswire) - October 7, 2005 -Teton Energy Corporation (AMEX: TEC) announced the resignation of Howard Cooper as a director.

In addition to his resignation as a director, Mr. Cooper will no longer remain a consultant to the Company. Commented Karl Arleth, the Company’s CEO: “We appreciate Howard’s contribution to the Company over the years. This change will allow Howard to spend more time pursuing other opportunities. We wish him all the best.”

Significantly, the move also reflects the Company’s new position in North America and its continuing transition from a Russian oil play to an operating independent domestic oil and gas company. Added Mr. Arleth: “When we exited Russia, we had held out the prospect that we would continue to review opportunities in that part of the world and would consider an investment in the right opportunity. While we do not preclude the possibility of being involved in international deals at some point in the future, at this point we are firmly focused on North America.”

Commented Mr. Cooper: “The timing is right for me to step down after ten years of service. We have made a transition from Russia with the company’s recent Rockies acquisitions and I wish the company continued success with its Piceance Basin and DJ Basin programs.”

About Teton Energy Corporation

Denver-based Teton Energy Corporation is an exploration and production company with operations in the Rocky Mountain region of the U.S. The Company's common stock trades as TEC on the American Stock Exchange. More information about the Company is available on the Company's website, www.teton-energy.com, and through additional press releases as the projects develop.

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Forward-Looking Statements
This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton's management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton's management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company's operating and financial results is included in Teton's annual report on Form 10-K/A for the year ended December 31, 2004. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton's website at www.teton-energy.com. Copies are available without charge, upon request from the Company.

Company contact:
Gillian Kane
(303) 565-4600 ext. 101
gkane@teton-energy.com